SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549


                    SCHEDULE 14A INFORMATION
                         Proxy Statement
      (Pursuant to Section 14(a) of the Securities Exchange
                          Act of 1934)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
[x]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


              FAMILY STEAK HOUSES OF FLORIDA, INC.
        (Name of Registrant as specified in its Charter)


                     BISCO INDUSTRIES, INC.
           (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[x]  No Fee Required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

     (4)  Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration No.:

     (3)  Filing Parties:























































                     BISCO INDUSTRIES, INC.
                     704 W. Southern Avenue
                    Orange, California  92865


July 23, 1997

Dear Fellow Family Steak Houses of Florida, Inc. Shareholder:

     I enclose for your consideration Bisco Industries, Inc.'s proxy statement and BLUE proxy card relating to the Special Meeting of Family Steak Houses of Florida, Inc. shareholders.

     By now, most of you are familiar with Bisco's efforts to increase its equity interest in Family Steak Houses. On March 6, 1997, Bisco commenced a tender offer for up to 2,600,000 shares of Common Stock for $0.90 net per share in cash. Shortly thereafter, the Board adopted several anti-takeover measures to prevent the offer from proceeding, including amended and restated bylaws and a "poison pill." The Board also refused to "opt out" of Florida's Control Share Act to allow Bisco to vote any shares it may acquire in the offer.

     On April 30, 1997, Bisco commenced a consent solicitation to repeal the newly adopted bylaws and the "poison pill" and adopt proposals to "opt out" of the Control Share Act the "poison pill" and require that future bylaws be approved by the shareholders. At the conclusion of the consent solicitation, Bisco had received written consents from the holders of approximately 45% of Family Steak Houses' outstanding shares. Because Florida law requires that action taken by written consent be approved by a majority of the outstanding shares, the proposals included in Bisco's consent solicitation were not adopted.

     At the Family Steak Houses annual meeting on July 2, 1997, the shareholders considered both a management proposal to increase the authorized common stock (which was required to be adopted to fully implement the "poison pill") and a proposal by Bisco to amend the company's articles of incorporation to "opt out" of the Control Share Act. Although Bisco did not solicit proxies in opposition to management's proposal or for its own proposal, more shareholders voted against management's proposal than for it, and Bisco's proposal received more votes in favor than against. After the annual meeting, the Board invited me to become a director of Family Steak Houses, but continued to be unwilling to amend or redeem the "poison pill" and otherwise permit Bisco's tender offer to be consummated.

     I believe that the results of Bisco's consent solicitation and the annual meeting prove that there is significant shareholder support for Bisco's efforts. Accordingly, Bisco has called for a special meeting of shareholders and is soliciting your proxy to amend the Company's bylaws to require the Board to redeem the "poison pill" and require prior shareholder approval for adoption of any future "poison pill" or similar anti-takeover measure, to "opt out" of the Control Share Act and to remove three nonemployee members of the current Board and replace them with Bisco's nominees. If elected, Bisco's nominees presently intend, subject to their fiduciary duties under Florida law, to take all actions necessary to expedite consummation of Bisco's offer, including, to the extent possible, amending or redeeming the "poison pill," and to work with management to maximize shareholder value.

     Thank you for your attention and support.

                              Sincerely,
                              Glen F. Ceiley, President

                            IMPORTANT

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR FEW SHARES YOU OWN. IF YOU CANNOT ATTEND THE SPECIAL MEETING IN PERSON, YOUR PROXY IS THE ONLY MEANS AVAILABLE FOR YOU TO VOTE. PLEASE VOTE THE BLUE PROXY CARD IN FAVOR OF BISCO'S PROPOSALS. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE SPECIAL MEETING.


































                 Special Meeting of Shareholders
                               of
              Family Steak Houses of Florida, Inc.
                    ________________________

                         PROXY STATEMENT
                               OF
                     BISCO INDUSTRIES, INC.

     This Proxy Statement and the accompanying BLUE proxy card are being furnished to the holders of shares of common stock, par value $.01 per share (the "Shares"), of Family Steak Houses of Florida, Inc., a Florida corporation (the "Company") in connection with its solicitation of proxies by Bisco Industries, Inc. ("Bisco") for use at a Special Meeting of Shareholders of the Company, and at any adjournments or postponements thereof (the "Special Meeting").

     The holders of more than 10% of the outstanding Shares have requested that the Special Meeting be convened on or about September 15, 1997. The Company has not yet indicated when and where the Special Meeting will be held, although it is anticipated that such information will be set forth in the definitive proxy statement of the Company (the "Company Proxy") that will be disseminated to shareholders in connection with the Special Meeting.

     At the Special Meeting, shareholders will be asked to vote upon the following proposals (collectively, the "Bisco Proposals"):

     1. To amend the Company's bylaws to require the Company to redeem the "poison pill" recently adopted by the Company's Board of Directors (the "Board") and require prior shareholder approval for adoption of any "poison pill" or similar anti-takeover measure in the future (the "Proposal to Revoke the Poison Pill");

     2.   To amend the Company's bylaws to provide that Section
          607.0902 of the Florida Business Corporation Act (the "Control Share Act") shall not apply to control share acquisitions of shares of the Company (the "Control Share Proposal"); and

     3.   To adopt the following proposals (the "Director
          Proposals") so that nominees of Bisco will constitute a majority of the Board:

               (a) To remove three nonemployee members of the current Board (Joseph M. Glickstein, Jr., Richard M. Gray and Robert J. Martin) and any person elected or designated by the Board to fill any vacancy or any newly created directorships; and

               (b) To elect Glen F. Ceiley, Stephen Catanzaro and _____________ (the "Bisco Nominees") as directors of the Company, to serve as directors until the Company's next annual meeting of shareholders and until their successors are elected and qualified.

     Bisco is conducting this proxy solicitation to facilitate the completion of its tender offer to purchase (the "Offer") up to 2,600,000 Shares for $0.90 net per Share in cash. However, whether or not you intend to tender your Shares pursuant to the Offer, Bisco urges you to vote for the Proposal to Revoke the Poison Pill and the Control Share Proposal, because of its belief that anti-takeover defenses like "poison pills" and the Control Share Act reduce shareholder value over the long run by entrenching management and by reducing the probability that someone, like Bisco, will make a bid for Shares at a price above market value.
In addition, because Bisco believes that the Board's recent actions are clear evidence of the Board's desire to entrench itself, Bisco urges you to vote for the Director Proposals, which will result in the election of the Bisco Nominees to a majority of the Board seats. The Bisco Nominees are committed, subject to the fulfillment of the fiduciary duties they would have as directors of the Company, to take such steps as are necessary to permit the Offer to proceed, and to work with management to maximize shareholder value. See "Background and Reason for the Special Meeting."

YOUR FUTURE SHAREHOLDER VALUE IS AT STAKE. BISCO URGES YOU TO SIGN, DATE AND RETURN A PROXY CARD TODAY, WHETHER OR NOT YOU INTEND TO TENDER YOUR SHARES PURSUANT TO THE OFFER. The Board has fixed
the close of business on                     as the record date
(the "Record Date") for determining shareholders entitled to vote at the Special Meeting. Unless otherwise indicated by you, the BLUE proxy card authorizes the persons named therein to vote, and such persons will vote, properly executed and duly returned proxies FOR each of the Proposals. Bisco is not presently aware of any other matters to be brought before the Special Meeting. However, should other matters be brought before the Special Meeting, the persons named in the proxies will vote in accordance with what they consider to be the best interests of the shareholders and the Company. Any shareholder who executes and delivers a proxy for use at the Special Meeting has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company at its principal offices, an instrument revoking it or a duly executed proxy bearing a later date, or by appearing in person and voting at the Special Meeting. See "General Information-Voting at the Special Meeting." This Proxy Statement is first being given or
sent to shareholders on or about                   , 1997.

BISCO RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS BY
SIGNING, MARKING AND DATING THE ENCLOSED BLUE PROXY CARD AND
RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.  IF YOU HAVE
ALREADY SUBMITTED A PROXY TO THE BOARD, YOU MAY CHANGE YOUR VOTE BY SIGNING, MARKING AND RETURNING THE ENCLOSED BLUE PROXY, WHICH MUST BE DATED AFTER THE PROXY YOU SUBMITTED TO THE BOARD.

                  IMPORTANT VOTING INFORMATION

     Please review this Proxy Statement carefully. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR FEW SHARES YOU OWN. IF YOU CANNOT ATTEND THE SPECIAL MEETING IN PERSON, YOUR PROXY IS THE ONLY MEANS AVAILABLE FOR YOU TO VOTE. PLEASE VOTE THE BLUE PROXY CARD IN FAVOR OF BISCO'S PROPOSALS. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE SPECIAL MEETING

     If you own Shares but your stock certificate is held for you by a brokerage firm, bank or other institution, only it can execute a BLUE proxy and vote your Shares. The brokerage firm, bank or other institution holding your Shares is required to forward proxy materials to you and solicit your instructions with respect to the
granting of proxies.   Please sign, date and return the BLUE proxy
card to such brokerage firm, bank or other institution in the envelope provided by that firm.

     If you have any questions about giving your proxy or require assistance in voting your shares, please call:

                    Garland Associates, Inc.
                          P.O. Box 3355
                      Grand Central Station
                    New York, New York 10163

                    Toll-Free (800) 455-6034
                               or
                      Collect (212)866-0095




















                       GENERAL INFORMATION

SOLICITATION OF PROXIES; REVOCATION

     The solicitation of the enclosed BLUE proxy is made by and on behalf of Bisco to be used at the Special Meeting, which will be held at _____________________, at ______ a.m. on ___________,
__________ ___, 1997. The principal executive offices of the Company are located at 2113 Florida Boulevard, Neptune Beach, Florida 32266. The approximate mailing date of this Proxy Statement is _____________, 1997.

     Unless contrary instructions are indicated on the enclosed BLUE proxy card, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted FOR each of the Proposals. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

     The giving of a proxy does not preclude the right to vote in person at the Special Meeting should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Special Meeting or by filing with the Secretary of the Company at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Special Meeting.

CALL OF THE SPECIAL MEETING

     Pursuant to Florida law, the Company must hold a special meeting of shareholders if the holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Company's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Pursuant to Article II, Section 2.3 of the Company's Amended and Restated Bylaws, written notice of the day, hour, place and purposes of a special meeting must be delivered, either personally or by U.S. mail, by or at the direction of the Chairman or the Secretary of the Company, not less than 20 nor more than 90 days after the receipt of a request from shareholders entitled to call a special meeting. On July 24, 1997, Bisco delivered to the Company's Secretary written demands to convene the Special Meeting, signed by the holders of more than 10% of the outstanding Shares, which demands requested that the Special Meeting be convened on or about September 15, 1997, or on a date 30 days subsequent to the date this Proxy Statement is first distributed to holders of Shares. The Company has not yet indicated when and where the Special Meeting will be held, although it is anticipated that such information will be set forth in the Company Proxy.

RECORD DATE AND VOTING SECURITIES OUTSTANDING

     The Board has fixed the close of business on _____________, 1997 as the Record Date. As of the Record Date, the Company had outstanding 11,030,000 Shares. Each Share entitles its record holder to one vote on each matter submitted to a vote at the Special Meeting. The shares do not have cumulative voting rights.

     As of the Record Date, Glen F. Ceiley, the President and sole stockholder of Bisco, beneficially owned 1,066,260 Shares, representing approximately 9.7% of the 11,030,000 Shares outstanding as of May 7, as reported in the Company's Quarterly Report on Form 10-Q for the Quarter Ended April 2, 1997. See "Security Ownership of Certain Beneficial Owners and Management." Voting at the Special Meeting

          The attendance, in person or by proxy, of the holders of a majority of the outstanding Shares is necessary to constitute a quorum at the Special Meeting. If a quorom exists at the Special Meeting, each of the Proposals, other than the election of Bisco's Nominees as directors, and any other matter that may be submitted to a vote of the shareholders at the Special Meeting, will be approved if the votes cast favoring the Proposal exceed the votes opposing the Proposal. The election of each of the Bisco Nominees as Directors will require the affirmative vote of a plurality of the votes cast by the Shares in the election. Under Florida law, abstentions and Shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) are treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect abstentions or broker or nominee non-votes, Shares represented by such proxies are treated as not present and not entitled to vote on that subject matter and therefore will not be considered when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters.) If less than a majority of the outstanding Shares are represented at the Special Meeting, a majority of the shares so represented may adjourn the Special Meeting from time to time without further notice.

SOLICITATION EXPENSES

     Bisco intends to solicit proxies by mail, telephone or telecopier and in person. Solicitations may be made by the directors, officers and other employees of Bisco, none of whom will receive additional compensation for such solicitations. Bisco will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Shares they hold of record, and will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers. Bisco estimates that its total expenditures relating to the solicitation of proxies will be approximately $_______, all of which will be borne by Bisco.

     Bisco has retained Garland Associates, Inc. to assist in the solicitation of proxies and for related services. Garland Associates, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Garland Associates, Inc. is also acting as Information Agent in connection with the Offer. The fees payable by Bisco to Garland Associates, Inc. for its services in connection with this solicitation of proxies will be approximately $________. Bisco has also agreed to reimburse Garland Associates, Inc. for certain out-of-pocket expenses and to indemnify Garland Associates, Inc. against certain liabilities and expenses, including liabilities and expenses under the federal securities laws.

          BACKGROUND AND REASON FOR THE SPECIAL MEETING

BISCO'S TENDER OFFER

     On March 6, 1997, Bisco commenced the Offer for up to 2,600,000 Shares for $0.90 net per Share in cash (the "Offer"). The purpose of the Offer is to acquire a significant equity interest in the Company and to influence the management and direction of the Company. Bisco has no present intention to seek to acquire the entire equity interest in the Company or to consummate a merger or other business combination transaction between the Company and Bisco or any of its affiliates. The Offer is subject to certain terms and conditions described in the Offer to Purchase, including that (i) Bisco shall be satisfied, in its reasonable discretion, that the Control Share Act is inapplicable to the Offer, or that the Control Share Act will not deny voting rights to the Shares acquired by Bisco in the Offer (the "Control Share Condition"), (ii) the Company shall not have issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (subject to certain exceptions), shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, and
(iii) the Company's Articles of Incorporation and Bylaws shall not have been amended.

     Under the guise of protecting the shareholder's interests, the Board has refused to "opt out" of the Control Share Act to allow Bisco to vote any Shares it may acquire in the Offer and has adopted several anti-takeover measures in response to the Offer, including a "poison pill." See "-The Board's Response to the Offer." As a result of the Board's actions, Bisco's acquisition of Shares pursuant to the Offer, in the absence of the shareholders voting for the actions described herein or the Board agreeing to the Offer, would be impracticable. Bisco currently contemplates that Shares will not be accepted for payment pursuant to the Offer until all of the conditions of the Offer, including those described above, have been satisfied.

     Complete information about the Offer is contained in the Offer to Purchase, which is available upon request from the Information Agent for the Offer, Garland Associates, Inc., and in the Tender Offer Statement on Schedule 14D-1, which was filed by Bisco with the Securities and Exchange Commission (the "Commission") on March 6, 1997, as amended (the "Schedule 14D-1"). Pursuant to Rule 14d-5 under the Securities Exchange Act of 1934, as amended, the Company elected to mail Bisco's tender offer materials to holders of the Shares. Bisco believes that the Company has mailed to each holder of Shares the copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials that Bisco furnished to the Company. The Schedule 14D-1 may be obtained from the Commission, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. The Schedule 14D-1 is also available for inspection and copying at the Commission's principal office at the above address and at its regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and may be accessed electronically on the World Wide Web at http://www.sec.gov.

     As of the close of business on July ___, 1997, ____________ Shares had been tendered pursuant to the Offer. On July 14, 1997, Bisco issued a press release announcing that it had extended the expiration date of the Offer until 5:00 p.m., New York City time, on October 31, 1997. Bisco extended the Offer until that date to allow adequate time for the Special Meeting to be called and held and for the results of the meeting to be determined.

     Although Bisco does not presently intend to alter the terms of the Offer, it is possible that, depending on the facts and circumstances existing at the time, the terms might be altered in one or more respects. It is not possible at this time to determine whether, if Bisco should withdraw, or materially amend the terms of the Offer prior to the Special Meeting, Bisco would continue to seek to elect the Bisco Nominees or to seek adoption of the Proposals. Bisco will, however, promptly disseminate information regarding such changes, if any, to the Company's shareholders.

THIS PROXY STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES, NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF
TRANSMITTAL.

THE BOARD'S RESPONSE TO THE OFFER

     On March 19, 1997, the Board responded to the Offer. The Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 (such statement, as subsequently amended on March 20, 1997, is referred to herein as the "Schedule 14D-9") and a Registration Statement on Form 8-A (such registration statement, as subsequently amended on March 20, 1997, is referred to herein as the "Form 8-A") on that date.

     According to the Schedule 14D-9, the Board decided at a March 18, 1997 meeting not to "opt out" of the Control Share Act with respect to any Shares acquired by Bisco pursuant to the Offer. The
Schedule 14D-9 also disclosed that the Board had adopted an anti-takeover plan commonly referred to as a "poison pill" (the "Poison Pill"). The Poison Pill purportedly was adopted on February 11, 1997, although no disclosure of such adoption was made until March 19, 1997, almost two weeks after Bisco commenced the Offer. The
Schedule 14D-9 also disclosed that the Board had adopted Amended and Restated Bylaws to implement certain anti-takeover measures, including a classified board of directors and limitations on shareholders' proposals of business at shareholder meetings and on director nominations by shareholders.

     The Board recommended that shareholders reject the Offer on the basis that it had unanimously determined that the Offer was "inadequate" and "not in the best interests of [the Company] and its shareholders." The Board purportedly considered a variety of factors in deciding to reject the Offer, including, among other things, the range of values for the Company revealed in a valuation study prepared by a nationally-recognized investment banking firm (which concluded, after employing five different valuation methodologies, that the $0.90 per Share offered by Bisco was "within the range of value of the Company"). The Board determined that it should explore negotiations with Bisco to better determine Bisco's plans for the Company. The Board also determined that, given additional time, it could negotiate a better deal than the Offer and that the Company should attempt to increase the price per Share in the Offer. However, management has never attempted to do so during the several discussions management has held with Bisco's representatives. See "-Bisco's Negotiations With Management."

MANAGEMENT HAS DONE NOTHING TO INCREASE YOUR SHAREHOLDER VALUE,
DESPITE THE LIP SERVICE GIVEN BY THE BOARD TO DEPLOYING THE "POISON PILL" AND OTHER ANTI-TAKEOVER MEASURES AS A MEANS OF PROTECTING
YOU.

     THE POISON PILL

     The following summary of the Poison Pill has been derived from the descriptions of the Poison Pill contained in the Schedule 14D-9 and the Form 8-A, and reference is made to the Schedule 14D-9 and the Form 8-A for a more complete description of the Poison Pill.

     Under the Rights Agreement dated March 18, 1997 between the corporation and ChaseMellon Shareholder Services, Inc., a copy of which has been filed by the Company as an exhibit to the Form 8-A (the "Poison Pill Agreement"), the Company will issue one right for each Share outstanding or newly issued prior the Distribution Date (as defined below). The rights trade with and are not separable from the Shares until the Distribution Date. The rights become exercisable and trade separately from the Shares upon the earlier to occur of (a "Distribution Date"): (i) the tenth business day after the date of public announcement that a person or group of affiliated or associated persons have become the beneficial owners of 15% or more of the outstanding Shares or voting securities representing 15% or more of the total voting power (an "Acquiring Person"), (ii) the tenth business day or such later date determined by the Board of Directors after the first public announcement of a tender or exchange offer, which, upon consummation, would result in a person or a group being the beneficial owner of 15% or more of the outstanding Shares (or 15% or more of the total voting power) or (iii) the tenth business day after a majority of the Board who are not officers of the Company have determined that a person is an Adverse Person. The Poison Pill Agreement defines an "Adverse Person" as a person who alone or together with its associates and affiliates has become the beneficial owner of 10% of the outstanding Shares or voting securities representing 10% of the total voting power and the Board has determined, after reasonable inquiry and investigation, that (i) such beneficial ownership is intended to cause the Company to repurchase the Shares or voting securities beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide the person with short-term financial gain not serving the interests of the shareholders or
(ii) the beneficial ownership is causing or reasonably likely to cause a material adverse impact on the business or prospects of the Company to the detriment of the Company's shareholders. According to materials distributed by the Company in connection with Bisco's consent solicitation, the Distribution Date will be the date of Bisco's public announcement that it has consummated the Offer or otherwise acquired sufficient Shares to meet the definition of an Acquiring Person.

     After the Distribution Date, the rights begin trading separately from the Shares, and each right becomes exercisable for one-hundredth of one share of Junior Participating Preferred Stock of the Company at a price of $5.00 per one-hundredth of a share, subject to adjustment. If (i) a person becomes the beneficial owner of 15% or more of the then outstanding Shares or voting power (except pursuant to certain business combinations discussed below or an offer for all outstanding Shares and all other voting securities which the independent and disinterested directors of the Company determine to be fair to and otherwise in the best interests of the Company and its shareholders) or (ii) any person is determined to be an Adverse Person (either (i) or (ii) being a "Flip-in Event"), each holder of a right (with the exception of an Adverse or Acquiring Person) will thereafter have the right to receive, upon exercise, Shares having a value equal to no less than two times the exercise price of the right. Rights are not exercisable following the occurrence of a Flip-in Event until such time as the rights are no longer redeemable by the Company. In the event of certain business combinations involving the Company, each holder of a right may receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

     The Company may redeem each right for $0.001 at any time before the earliest of (i) the tenth day after a person or group becomes an Acquiring Person, (ii) the tenth day following the Board's determination that a person is an Adverse Person or (iii) March 17, 2007.

BISCO'S NEGOTIATIONS WITH MANAGEMENT

     After the Board finally responded to the Offer on March 19, 1997, Glen F. Ceiley, Bisco's President and sole shareholder, held several discussions with Lewis E. Christman, Jr. and Edward B. Alexander, the Company's President and Chief Executive Officer and its Chief Financial Officer, respectively, and the Company's counsel. Bisco's purpose in engaging in these discussions was to attempt to negotiate a "standstill" or similar agreement that would permit Bisco to acquire Shares pursuant to the Offer free from the restrictions of the Control Share Act and the defensive anti-takeover measures adopted by the Board.

     In a March 25, 1997 telephone conference, the Company's counsel informed Mr. Ceiley that although the Board believed it had put in place sufficient measures to "thwart" the Offer, management was willing to engage in discussions with Bisco because it was concerned about the cost and uncertainties should Bisco proceed with the Offer despite these measures. Messrs. Christman and Alexander and the Company's counsel then asked Mr. Ceiley numerous questions concerning his intentions in acquiring Shares. As he had previously responded when asked the same questions at the Board's February 11, 1997 meeting, and as disclosed in the Offer, Mr. Ceiley responded that he had been acquiring Shares because he felt that the Shares were a good investment, and that he was interested in acquiring additional Shares and playing a more active role in the management of the Company. Mr. Ceiley assured management that he had formulated no plans or proposals for the Company, including for any merger, sale of assets or other business combination transaction involving the Company, or any change in the Company's management. Mr. Ceiley affirmed, however, that he did intend, as indicated in the Offer, to review various possible business strategies for the Company, which might include, assets sales or other changes in the Company's business, corporate structure, capitalization, operation or management. Mr. Ceiley also confirmed his disclosures in the Offer that Bisco has no present intention to seek to acquire the entire equity interest in the Company or to consummate a merger or other business combination transaction between the Company and Bisco or any of its affiliates.

     During the same telephone conference, the Company's counsel told Mr. Ceiley that management wanted to know "what will it take to convince [Bisco] to go away." Mr. Ceiley did not directly respond to this inquiry, as he took the question to suggest that if Bisco stated a price, the Company might be willing to pay Bisco to withdraw the Offer, which he was not interest in doing. The Board never formally offered Bisco a cash payment to withdraw the Offer; however, in later discussions, the Board did offer to grant Bisco long-term warrants to purchase Shares as an inducement for Bisco to not pursue the Offer or solicit shareholder consents. Mr. Ceiley and Bisco's counsel instead reiterated that it was Bisco's desire to acquire a more significant equity interest in the Company, obtain Board representation commensurate with its increased equity interest and explore strategies to maximize shareholder value. Mr. Ceiley and management agreed to explore possible terms of an agreement that might allow Bisco to increase its stake in the Company and obtain Board representation in a manner that would be acceptable to the Board. The Company's counsel suggested that one element of such an agreement that might be attractive to the Board would be for Bisco to agree to "vote with the Board" on matters submitted to the shareholders.

     The next telephone conference between Bisco and management took place on March 26, 1997. The Company's counsel presented a preliminary management proposal whereby the Company would issue to Bisco warrants to purchase a number of Shares that, together with its current ownership, would result in Bisco owning 20% of the outstanding Shares, and the Board would appoint a Bisco representative as a director. In exchange, Bisco would withdraw the Offer, enter into a three-year "standstill" agreement with the Company and agree to vote with the majority of the Board on any business combination transaction. The Company's counsel indicated that the proposal had not yet been considered by the Board and, therefore, the precise terms and conditions of the warrants and the "standstill" agreement would have to be the subject of further discussion and agreement. Since Bisco had not previously considered purchasing Shares directly from the Company, neither Mr. Ceiley nor Bisco's counsel responded directly to management's preliminary proposal. However, Mr. Ceiley indicated a willingness to entertain the proposal, subject to a significantly shorter "standstill" agreement. Bisco's counsel suggested that Bisco would agree to any reasonable restrictions on its ability to vote its Shares or influence control over the Board or the Company, but would insist that any "standstill" agreement include the Board "opting out" of the Control Share Act for purposes of the Offer and rescinding the Poison Pill.

     Management indicated that the Board continued to be concerned about Bisco's intentions and plans for the Company, particularly in light of a rumor Mr. Alexander had heard, to the effect that Mr. Ceiley had a new management team lined up to replace current management. Mr. Ceiley assured Messrs. Christman and Alexander that he had no desire to run the Company himself and that he had taken no actions, including identifying replacements for management, with respect to the Company other than those that had been disclosed in the Offer.


     On April 2, 1997, Bisco and management held another telephone conference. The Company's counsel stated that the Board was comfortable with Bisco owning up to 20% of the outstanding Shares, but would prefer that Bisco acquire such shares by investing in the Company through the issuance of a warrant at current Share price levels, rather than through the Offer. The parties discussed the possible terms of "standstill" agreement, including the length of the period Bisco would be restricted from taking certain types of actions, the types of restrictions that Bisco would agree to abide by during the restriction period. Mr. Ceiley understood from these conversations that management had agreed in principal that Bisco would be free following the end of any restriction period to acquire additional Shares with full voting and other rights. As such, Mr. Ceiley perceived that he and management were in agreement on all significant terms of a "standstill" agreement. The Company's counsel invited Bisco to send a written document incorporating the terms discussed during the telephone conference.

     Bisco delivered to the Company that same afternoon a written summary of a proposed standstill agreement, the material terms of which were as follows:

     . The Company would issue to Bisco five-year warrants (the "Warrants") to purchase 20% of the Shares (on a fully diluted basis), at an exercise price equal to the average of the closing prices for the Shares during the ten trading days prior to issuance. The Warrants would not be exercisable for 15 months (the "Restriction Period"), unless the Board or a shareholder not affiliated with Bisco (an "Independent Shareholder") submitted a proposal for consideration by the shareholders.

     . Bisco would withdraw the Offer, limit its further purchase of Shares during the Restriction Period to open market or privately negotiated purchases and limit its Share ownership during the Restriction Period to no more than 25% (including the Warrants) of the Shares (on a fully diluted basis).

     . Designees of Bisco would be appointed to constitute at least 20% of the entire Board.

     . The Board would "opt out" of the Control Share Act with respect to Shares acquired by Bisco or its affiliates, whether pursuant to the Warrants or otherwise.

     . Bisco would withdraw its shareholder proposal to adopt a bylaws amendment making the Control Share Act inapplicable to the Shares generally, and would agree that, during the Restriction Period, it would not (A) commence a tender offer for Shares, (ii) engage in any "affiliated transactions" with the Company, (iii) commence any proxy or consent solicitation, except if in response to a proposal by the Board or an Independent Shareholder, or (iv) introduce proposals for inclusion in the Company's proxy materials for the 1997 and 1998 annual meetings.

     . The Board would take immediate action to remove or rescind the recently adopted anti-takeover measures (including, if necessary, to redeem any rights issued pursuant to the Poison Pill Agreement), and would agree not to adopt or propose for adoption by the shareholders other anti-takeover measures (including articles or bylaws amendments, change in control agreements with officers, directors or third parties). The Company would also agree not to adopt new management compensation plans or benefits (including change in control agreements) during the Restriction Period.

     On April 4, 1997, the Company's counsel notified Bisco's counsel that the Board had unanimously rejected Bisco's proposal. In particular, the Company's counsel indicated that the Board was unwilling to allow Bisco to acquire more than 20% of the outstanding Shares and would not agree to "opt out" of the Control Share Act with respect to Bisco's acquisitions of Shares or rescind the various anti-takeover measure it had recently adopted. The Company's counsel also indicated that the Board did not believe that a significant number of shareholders would tender their Shares in the Offer or support Bisco in its proposed consent solicitation.

MANAGEMENT NOT ONLY WANTS TO RESTRICT BISCO'S SHARE OWNERSHIP TODAY BUT ALSO WANTS BISCO TO NEGOTIATE WITH THE BOARD AGAIN IN SEVERAL
YEARS IF IT WANTS TO ACQUIRE ADDITIONAL SHARES.

     At 5:00 p.m., New York City time, on April 4, 1997, the original expiration date of the Offer, 1,048,466 Shares had been tendered pursuant to the Offer. On April 7, 1997, Bisco issued a press release announcing that it had extended the expiration date of the Offer until 5:00 p.m., New York City time, on April 11, 1997. Following that announcement, Mr. Ceiley called Mr. Christman to inform him that Bisco intended to proceed with the Offer, and to solicit consents from the shareholders to amend the Company's bylaws to "opt out" of the Control Share Act. Messrs. Ceiley and Alexander agreed to maintain an open dialogue between them and to continue to seek common grounds for a settlement agreement.

     On April 8, 1997, Mr. Ceiley informed Mr. Christman that Bisco would be willing to address the Board's concern by limiting Bisco's Share ownership over the next fifteen months to 20% and its ability to vote its Shares during that period. Mr. Ceiley also suggested that he continued to be willing to have other reasonable restrictions imposed on Bisco's Share ownership during that period, but that he felt that Bisco should be free of all restrictions, including the Control Share Act and the Poison Pill, at the end of any restriction period. Mr. Christman informed Mr. Ceiley on April 9, 1997 that the Board was not prepared to exempt Bisco from the operation of the Poison Pill and had unanimously rejected Bisco's settlement offer.

BISCO BELIEVES THAT MANAGEMENT AND THE BOARD HAVE FAILED TO
NEGOTIATE IN GOOD FAITH. DESPITE BISCO'S WILLINGNESS TO MEET
MANAGEMENT'S CONCERNS OVER THE LEVEL OF BISCO'S SHARE OWNERSHIP AND DESPITE BISCO'S WILLINGNESS TO ENTER INTO REASONABLE RESTRICTIONS
ON ITS SHARE OWNERSHIP, THE BOARD REFUSES TO ALLOW BISCO TO ACQUIRE SHARES OR EXERCISE ITS SHAREHOLDER RIGHTS.

THE CONSENT SOLICITATION AND THE COMPANY'S ANNUAL MEETING

     On April 30, 1997, Bisco commenced a solicitation of written consents from the holders of the Shares (the "Consent Solicitation") to take the following actions: (i) to repeal the Amended and Restated Bylaws adopted by the Board and any other bylaws or amendments to bylaws adopted without shareholder approval, (ii) to amend the Company's bylaws to provide that the Control Share Act shall not apply to control share acquisitions of Shares, (iii) to amend the Company's bylaws to require the Company to redeem the Poison Pill and require prior shareholder approval for adoption of any "poison pill" or similar anti-takeover measure in the future, and (iv) to amend the Company's bylaws to provide that the bylaws shall not be subject to amendment or repeal by the Board. At the conclusion of the Consent Solicitation, Bisco had received written consents from the holders of approximately 45% of the outstanding Shares. Because Florida law requires that action taken by written consent be approved by a majority of the outstanding Shares, Bisco's proposals were not adopted pursuant to the Consent Solicitation.

     The Company held its annual meeting on July 2, 1997. At the annual meeting, in addition to the election of directors, the shareholders voted on two proposals. The Board submitted to the shareholders a proposal to amend the Company's Articles of Incorporation to increase to 20,000,000 the number of authorized Shares. This increase was required to be adopted to fully implement the provisions of the Poison Pill that give the Board the option of exchanging one share of Common Stock for each right or issuing additional shares of Common Stock upon the exercise of the Rights upon the occurrence of certain events. The Board also submitted to the shareholders a proposal by Bisco to amend the Company's Articles of Incorporation to "opt out" of the Control Share Act. Both proposals required approval by the affirmative vote of a majority of the outstanding Shares. Bisco did not solicit proxies in opposition to management's proposal or for its own proposal. However, even without Bisco conducting any solicitation efforts, more Shares were voted against management's proposal than for it, and Bisco's proposal received more votes in favor than against.

     After the annual meeting, Messrs. Christman and Ceiley met privately and discussed the events of the previous several months. Mr. Ceiley indicated that he felt the results of the Consent Solicitation and the shareholder vote at the annual meeting evidenced significant shareholder support for Bisco's Offer and its proposals. During that meeting, Mr. Christman extended to Mr. Ceiley an offer to join the Board. Although the offer was extended without conditions, the Company's counsel indicated to Bisco's counsel that the Board did not intend to amend or redeem the Poison Pill, "opt out" of the Control Share Act or otherwise take action to permit the Offer to be consummated.

REASON FOR THE SPECIAL MEETING

     Bisco's purpose in calling the Special Meeting is the same as its purpose in conducting the Consent Solicitation: to adopt proposals to allow it to consummate the Offer, but also so that if any other substantial offer is made to acquire Shares, the shareholders will have the ultimate decision on whether to accept the offer, not the Board. The Board's recent actions have limited your options as a shareholder and have done nothing to enhance shareholder value.

BISCO URGES ALL SHAREHOLDERS TO AFFIRM THEIR RIGHT TO DECIDE THE
COMPANY'S FATE BY VOTING FOR EACH OF BISCO'S PROPOSALS.

     Bisco believes that the Board's recent actions are a "knee jerk" response to the Offer, do not consider or further the interests of the shareholders and have been adopted solely to create impediments to the Offer. The Poison Pill was unilaterally adopted by the Board and effectively prevents the acquisition of more than 10% of the outstanding Shares without the approval of the Board. According to the Company's March 19, 1997 press release, the Poison Pill was designed "to deter coercive and unfair takeover tactics (emphasis added)." Similarly, the Schedule 14D-9 describes the Board's purpose for adopting the Amended and Restated Bylaws as being "to help protect the Company and its shareholders from coercive tactics proposed by [Bisco] or other persons seeking to exert control over the Company (emphasis added)."

BISCO HAS NOT ENGAGED IN ANY "COERCIVE" OR "UNFAIR" TACTICS. YOU
ARE NOT BEING FORCED TO DO ANYTHING BY BISCO.  BISCO'S OFFER IS
OPEN TO ANY SHAREHOLDER WHO VOLUNTARILY DESIRES TO SELL THEIR
SHARES.

     Bisco believes anti-takeover defenses like "poison pills," the Control Share Act and classified boards reduce shareholder value over the long run by entrenching management and by reducing the probability that someone, like Bisco, will make a bid for Shares at a price above market value. Bisco further believes that when an offer is made to acquire Shares, the shareholders should have the final word on whether the offer is accepted, not the Board. Absent a "poison pill," a bidder such as Bisco could make an offer to all shareholders to buy their Shares at a fixed price above the market value without prior approval of the Board. Shareholders have the option to accept the offer and tender their Shares or reject the offer if they believe the premium offered is insufficient. With a "poison pill" in place, a bidder must de facto receive Board approval prior to making an offer to shareholders. Absent that approval, the Board can declare the bidder unfriendly and trigger the "poison pill."

     Bisco believes that it is the shareholders (who are the true owners of the Company) who should have the right to decide what is or is not a fair price for their Shares and whether to accept or reject an offer for their Shares, not the directors (who merely act as agents for the owners). The Board's recently adopted anti-takeover measures and its actions in response to the Offer have taken these decisions away from the shareholders. Moreover, the Board's recent actions, including adoption of a "poison pill" and its refusal to "opt out" of the Control Share Act, enable the Board to block a shareholder such as Bisco from offering to acquire additional Shares even if a substantial number of shareholders desire to accept such an offer. Bisco believes that the Board's recent actions are clear evidence of the Board's desire to entrench itself to the detriment of all shareholders. Bisco urges all shareholders to vote for the Proposals, which will allow the shareholders to decide for themselves whether the Offer is in their best interests.

     Bisco also believes that all public company shareholders, including the Company's shareholders, should have equal voting rights, regardless of the number of shares owned. Bisco further believes that the Control Share Act decreases the attractiveness of the Shares in the public market and may limit the ability of a shareholder to receive a premium for his Shares, because it is unlikely that any investor will purchase a significant number of Shares unless it is certain to be able to exercise full voting rights for such Shares. The Control Share Act therefore makes it likely that the shareholders will never have the opportunity to sell their Shares to an investor, such as Bisco, who is willing to purchase a significant number of Shares at a premium over the recent historical market prices for the Shares, unless management wants the investor as a significant shareholder. If management does not want the investor as a significant shareholder and refuses to grant such shareholder voting rights, the shareholders can overrule management by a majority vote of the disinterested shareholders (i.e., the shareholders who are not affiliated with the significant shareholder or with management), thus obviating the need to obtain Board approval for the significant shareholder to have voting rights. However, Bisco believes that even though the Company's disinterested shareholders can grant voting rights for Shares otherwise subject to voting restrictions under the Control Share Act, no significant investor is likely to offer to purchase Shares or offer a premium for the Shares unless it is certain to be able to exercise full voting rights, and that the best way to provide that certainty is for the Company to "opt out" of the Control Share Act.

     Shareholders should be aware that the adoption of the Proposals will result in the repeal of all of the Poison Pill and other anti-takeover measures recently adopted by the Board and that, without such anti-takeover measures, it is possible that the Board and the shareholders would be unable to prevent acquisitions of a significant number of Shares by persons whose ownership or intentions they believe are not in the best interests of the Company or its shareholders. This could also result in change in control of the Company without the approval of the Board or other shareholders. Bisco believes, however, that even without the Poison Pill and other anti-takeover measures or the provisions of the Control Share Act, the shareholders are adequately protected from unfair takeover tactics or affiliated transactions by existing provisions of Florida law and the Company's Articles of Incorporation. The Company is subject to the provisions of Section
607.0901 of the FBCA which requires, subject to certain exceptions, that all "affiliated transactions" be approved by the holders of two-thirds of the Shares, other than Shares beneficially owned by an "interested shareholder" (i.e., a holder of 10% or more of the Shares who also has an interest in the affiliated transaction) or by a majority of disinterested directors. The Company's Articles of Incorporation contain a similar provision that generally requires the approval of the holders of 75% of the Shares for a merger or other business combination transactions with an entity affiliated with a holder of more than 10% of the Shares.

     For the Offer to proceed, Bisco needs the cooperation of the Company's Board to redeem the Rights or amend the Poison Pill to make it inapplicable to the Offer and the approval of the Board or the shareholders to approve Bisco's acquisition of Shares for purposes of the Control Share Act. The Bisco Nominees are committed, subject to the fulfillment of the fiduciary duties they would have as directors of the Company, to take such steps as are necessary to permit the Offer to proceed, and to work with management to maximize shareholder value.

DON'T LET MANAGEMENT LIMIT YOUR OPTIONS AS A SHAREHOLDER.  BISCO
URGES YOU TO EXECUTE A BLUE PROXY CARD AND VOTE FOR EACH OF THE
PROPOSALS, WHETHER OR NOT YOU INTEND TO TENDER YOUR SHARES.

             THE PROPOSAL TO REVOKE THE POISON PILL

EFFECT OF THE PROPOSAL

     The Proposal to Revoke the Poison Pill adopts a new bylaw that requires the Board to redeem the rights distributed pursuant to the recently adopted Poison Pill, and any other similar rights (if any) granted by the Company prior to the date of adoption of the proposal. Bisco believes that the shareholders should have the ultimate decision on whether to accept the Offer or any future offer to acquire Shares. The Board should not have the power to take this decision away from the shareholders.

     The new bylaw also requires the Board to obtain shareholder approval to adopt or maintain future "poison pills," shareholder rights plans, rights agreements or other plans, agreements, bylaws or provisions that are designed to or have the effect of making acquisitions of Shares more difficult or expensive. If the Board proposes to adopt or continue any "poison pill" or similar defensive measure and a majority of the shareholders consider the measure to be appropriate and in their best interests, the Board will be able to win shareholder approval to adopt or continue the plan or other defensive measure. If, on the other hand, the Board fails to obtain shareholder approval for a "poison pill" or similar defensive measure, the shareholders' failure to grant such approval would be evidence of their belief that such defensive measure was inappropriate or disadvantageous to them and therefore not in the shareholders' best interests. The new bylaw would not affect the ability of the Board or the shareholders to approve or disapprove of a proposed merger, sale of assets or other business combination transaction involving the Company.

     Under Florida law, all corporate powers are to be exercised by or under the authority of, and the business and affairs of a corporation managed under the direction of, its board of directors.

The board of directors' grant of authority includes the power to make major corporate decisions, subject to the individual directors' fiduciary obligations to the corporation and its shareholders. Section 607.0206 of the FBCA states that "[t]he bylaws of a corporation may contain any provision for managing the business or regulating the affairs of the corporation that is not inconsistent with law or the articles of incorporation." Bisco believes that Section 607.0206 is a broad grant of authority for shareholders to adopt bylaws relating to the powers of directors and officers, and that it is inherent in the Florida scheme of corporate law that the shareholders can exercise ultimate authority over the actions of the board of directors and management. Bisco is not aware of any provision of law or the Company's Articles of Incorporation that bar the shareholders from adopting the Proposal to Revoke the Poison Pill and, therefore, believes that Section
607.0206 authorizes the enactment of such Proposal. Bisco further believes that while the Board is entitled to exercise its judgment in responding to a tender offer or other takeover bid, its judgment must be exercised within the framework of statutes, charter provisions and bylaws which in certain instances can limit the actions that directors may take even when the directors believe that their chosen course of action is in the best interests of Shareholders.

     Because of the foregoing, Bisco believes that the proposed bylaw amendment is valid. However, the Florida courts have not considered the validity of the proposed bylaw or any similar bylaw and, therefore, have not considered or resolved the extent to which shareholder-adopted bylaws may limit the authority of a board of directors to oppose, or to adopt or employ defensive measures against, takeover bids. Accordingly, it is uncertain whether the proposed bylaw would survive a court challenge. Bisco believes, however, that a recent Oklahoma federal court decision, in International Brotherhood of Teamsters General Fund v. Fleming Companies, Inc.(No. Civ-96-1650-A (1997), supports the validity of the proposed bylaw amendment. In that action, the court required an Oklahoma corporation to include in its proxy statement for its annual meeting of shareholders a shareholder proposal to adopt a bylaw requiring the board of directors to redeem an existing poison pill and to submit any successor poison pill to a shareholder vote.

Although the decision in the foregoing action would not be binding on a Florida court, Bisco believes that the decision supports its belief that the proposed bylaw is valid.

TEXT OF THE PROPOSAL TO REVOKE THE POISON PILL

     Shareholders who vote for the Proposal to Revoke the Poison
Pill will be voting for the adoption of the following resolutions:

               WHEREAS, the shareholders believe that
          the Shareholder Rights Plan unilaterally adopted by the Board of Directors is not in the best interests of the Company and, accordingly, want the Board of Directors to immediately redeem the rights issued pursuant to such plan and to restrict the Company from adopting or maintaining in the future a "poison pill," shareholder rights plan, rights agreement or any other plan, agreement, bylaw or other provision that is designed to or has the effect of making acquisition of the Company's shares more difficult or expensive unless such plan, agreement, bylaw or provision has first been approved by the holders of a majority of the outstanding common stock; now, therefore, be it

               "RESOLVED, that the shareholders want the Board of Directors to redeem the recently adopted "poison pill" and also want to prevent the Board of Directors from adopting new
          "poison pills" in the future, and, in
          furtherance of the foregoing, hereby amend the Company's bylaws to add the following provision:

               'POISON PILLS. This corporation shall not adopt or maintain a "poison pill," shareholder rights plan, rights agreement or any other plan, agreement, bylaw or other provision that is designed to or has the effect of making acquisition of large holdings of the corporation's common stock more difficult or expensive (including, without limitation the
          "poison pill" evidenced by the March 18, 1997
          Rights Agreement (the "Rights Agreement") between the corporation and ChaseMellon
          Shareholder Services, Inc.), unless such plan, agreement, bylaw or other provision is first approved by the holders of a majority of the corporation's outstanding common stock. The corporation shall redeem any such rights
          (including, without limitation, rights issued under the Rights Agreement) in effect as of the date of adoption of this bylaw. This section shall be effective immediately and automatically as of the date it is approved by the shareholders.'"

REQUIREMENTS TO ADOPT THE PROPOSAL TO REVOKE THE POISON PILL

     To be adopted, the Proposal to Revoke the Poison Pill requires the approval of the holders of a majority of the Shares represented in person or by proxy at the Special Meeting. See "General Information-Voting at the Special Meeting." DEMAND THAT THE BOARD ALLOW YOU TO DECIDE WHAT TO DO WITH YOUR SHARES BY VOTING FOR THE PROPOSAL TO REVOKE THE POISON PILL. SEND THE BOARD A CLEAR MESSAGE THAT YOU DON'T WANT MANAGEMENT TO "PROTECT" YOU FROM INVESTORS INTERESTED IN ACQUIRING YOUR SHARES BY VOTING FOR THE PROPOSAL TO REVOKE THE POISON PILL. BISCO URGES YOU TO VOTE FOR THE PROPOSAL TO REVOKE THE POISON PILL BY SIGNING, DATING AND RETURNING THE ACCOMPANYING BLUE PROXY CARD TODAY.

                   THE CONTROL SHARE PROPOSAL

THE CONTROL SHARE ACT

     Pursuant to the Control Share Act, an "acquiring person" who makes a "control share acquisition" of shares of an "issuing public corporation" may not exercise voting rights for any "control shares" unless such voting rights are conferred by the issuing public corporation's board of directors or by the affirmative vote of a majority of the issuing public corporation's disinterested shareholders at a meeting of such shareholders. If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, shareholders (other than the acquiring person) who do not vote in favor of authorizing voting rights for the control shares are entitled to exercise dissenters' rights and demand payment of the fair value of their shares.

     A "control share acquisition" is the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. "Control shares" are shares that, except for the Control Share Act, would have voting power with respect to shares of an issuing public corporation that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power, and (iii) a majority or more of all voting power. All shares, the beneficial ownership of which is acquired within 90 days before or after the date of the acquisition of beneficial ownership of shares which result in a control share acquisition, and all shares the beneficial ownership of which is acquired pursuant to a plan to make a control share acquisition, are deemed to have been acquired in the same acquisition. An "issuing public corporation" means a corporation that has (i) 100 or more shareholders, (ii) its principal place of business, principal office or substantial assets in Florida and (iii) either (a) more than 10% of its shareholders resident in Florida, (b) more than 10% of its shares owned by residents of Florida or (c) 1,000 shareholders resident in Florida.

     The above provisions do not apply to a control share acquisition of shares of a corporation whose articles of incorporation or bylaws in effect before such control share acquisition provide that the Control Share Act does not apply to control share acquisitions of its shares. Neither the Company's Articles of Incorporation nor its bylaws exclude the Company from the restrictions imposed by the Control Share Act. If the Control Share Proposal is adopted, the Control Share Act will no longer apply to control share acquisitions of the Shares.
Effect of the Control Share Proposal

     The Control Share Proposal adopts a bylaw to "opt out" of the Control Share Act, so that all shareholders have the right to vote their Shares, regardless of the number of Shares they own or how such Shares were acquired. To the extent that an investor, such as Bisco, is willing to purchase a significant number of Shares at a premium over market prices, the Control Share Proposal will enable those shareholders who desire to do so to take advantage of the opportunity to sell their Shares without requiring Board approval of the offer and, if the Board refuses to approve of the control share acquisition, without being required to seek approval by a majority vote of the disinterested shareholders.

TEXT OF THE CONTROL SHARE PROPOSAL

     The Control Share Proposal will amend the Company's bylaws by adding the following bylaw provision:

               "CONTROL SHARE ACT.  The provisions of
          Section 607.0902 of the Florida Business
          Corporation Act shall not apply to control share acquisitions of shares of this corporation."

REQUIREMENTS TO ADOPT THE CONTROL SHARE PROPOSAL

     To be adopted, the Control Share Proposal requires the approval of the holders of a majority of the Shares represented in person or by proxy at the Special Meeting. See "General Information-Voting at the Special Meeting." DEMAND THAT THE BOARD ALLOW EVERY SHAREHOLDER EQUAL RIGHTS TO VOTE THEIR SHARES BY VOTING FOR THE CONTROL SHARE PROPOSAL. BISCO URGES YOU TO VOTE FOR THE CONTROL SHARE PROPOSAL BY SIGNING, DATING AND RETURNING THE ACCOMPANYING BLUE PROXY CARD TODAY.

                     THE DIRECTOR PROPOSALS

THE PROPOSALS

     Removal of Current Directors. To create vacancies on the Board for the election of the Bisco Nominees, Bisco proposes to remove Messrs. Joseph M. Glickstein, Jr., Richard M. Gray and Robert J. Martin as directors of the Company. Under Florida law, the shareholders may remove one or more directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The Company's Articles of Incorporation contain no limitation on the shareholders' right to remove directors without cause. Assuming a quorum is present a director may be removed only if the number of votes cast to remove him is exceeds the number of votes cast not to remove him. The proposal to remove directors would also remove as a director any person elected or designated by the Board to fill any vacancy on the Board or any newly created directorships.

     Election of Bisco's Nominees. Bisco proposes to elect the Bisco Nominees to fill the vacancies created by the removal of three of the current directors. Under Florida law, a vacancy on the board of directors may be filled by either the affirmative vote of the remaining directors, though less than a quorum of the board of directors, or by the shareholders, unless the articles of incorporation provide otherwise. The Company's Articles of Incorporation contain no provisions concerning vacancies on the Board. The term of office of a director elected to fill a vacancy expires at the next shareholders meeting at which directors are elected. Accordingly, the Bisco Nominees, if elected, will serve as directors until the Company's 1998 annual meeting of shareholders or until their successors are duly elected and qualified. For information concerning Bisco's Nominees, see "- Bisco's Nominees."

EFFECT OF THE DIRECTOR PROPOSALS

     According to publicly available information, the Company currently has five directors. The Director Proposals will remove three of the Company's current directors any person elected or designated by the Board to fill any vacancy on the Board or any newly created directorships and elect as directors of the Company three Bisco Nominees. If the Director Proposals are approved and all of Bisco's Nominees are elected, the Bisco Nominees will constitute a majority of the five member Board. Under the Company's Articles of Incorporation and Amended and Restated Bylaws, a majority of the entire Board constitutes a quorum, and action may be taken by the vote of a majority of the directors when a quorum is present. If elected, the Bisco Nominees, subject to the fulfillment of the fiduciary duties they would have as directors of the Company, would be able to take action to satisfy the conditions to the Offer for the purpose of expediting prompt consummation of the Offer.

     If the three of the current directors are removed and some, but not all, of the Bisco Nominees are elected, Bisco's Nominees will constitute a minority of the Board and, accordingly, would not, without the support of other members of the Board, be able to take action to expedite prompt consummation of the Offer. Nonetheless, if elected, the Bisco Nominees will, subject to the fulfillment of the fiduciary duties they would have as directors of the Company, seek to convince other members of the Board to vote with them to take such steps as are necessary to permit the Offer to proceed. If all of the Bisco Nominees are not elected, even if the other Proposals are approved there can be no assurance that the Board will redeem the Poison Pill or take such other action as may be necessary to allow the Offer to proceed.

BISCO'S NOMINEES

     Bisco's nominees for election to the Board are Glen F. Ceiley, Stephen Catanzaro and ____________. Each of the Bisco Nominees has consented to serve as a director of the Company and, if elected, intends to discharge his duties as director of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors. Bisco has no reason to believe that any of the Bisco Nominees will be unable to serve as directors, but, in such event, the shares represented by the enclosed BLUE proxy card will be voted for the election of a substitute candidate or candidates selected by Bisco.

Should the Board purport to increase the number of directors to be elected at the Special Meeting, it is the current intention of Bisco to propose additional nominees for such directorships. If elected, the Bisco Nominees will hold office as a director of the Company until the next annual meeting of shareholders or until their successors have been duly elected or qualified.

     The following sets forth the name, age and certain biographical information of each of the Bisco Nominees:

     GLEN F. CEILEY is 51 and has been President and a director of Bisco, a distributor of fasteners and electronic components, since 1973. As of the Record Date, Mr. Ceiley beneficially owned [1,066,260] Shares, [90,970] of which are owned directly by Mr. Ceiley, [457,100] of which are owned by Bisco, 100% of the voting common stock of which is owned by Mr. Ceiley, and [518,190] of which are owned by the Bisco Industries, Inc. Profit Sharing and Savings Plan, of which Mr. Ceiley is the sole trustee (the "Bisco Plan"). Mr. Ceiley's business address is 704 W. Southern Avenue, Orange, California 92865. For information regarding Mr. Ceiley's beneficial purchases and sales of Shares during the past two years, see Appendix A.

     STEPHEN CATANZARO is 44 and has been employed by Bisco since August 1992 and has served as Bisco's Chief Financial Officer since September 1995 and as a director of Bisco since February 1997. Prior to joining Bisco, Mr. Catanzaro was Accounting Manager of Proficient Food Company, a food distribution division of Denny's, Inc., from June 1986 to August 1992 and Senior Field Accountant of Taco Bell Corporation, a division of Pepsico, Inc., from September 1982 to May 1986. As of the Record Date, Mr. Catanzaro beneficially owned 15,000 Shares, all of which are owned directly. Mr. Catanzaro's business address is 704 W. Southern Avenue, Orange, California 92685. For information regarding Mr. Catanzaro's beneficial purchases and sales of Shares during the past two years, see Appendix A.

     [DIRECTOR NOMINEE] is ___ and has been [five year employment history] As of the Record Date, Mr. ___________ beneficially owned _________ Shares, [describe ownership]. Mr. ___________'s business address is ___________________________________. For information regarding Mr. __________'s beneficial purchases and sales of Shares during the past two years, see Appendix A.

     The Bisco Nominees will receive no compensation from Bisco for agreeing to stand for election as directors of the Company. Bisco has agreed to indemnify each of the Bisco Nominees, to the fullest extent permitted by applicable law, against any and all losses, claims, damages, judgments, liabilities and expenses of any kind which may be incurred arising out of or relating to his service as a Bisco Nominee. None of the Bisco Nominees is an officer, director or employee of the Company or has any arrangements or understandings with the Company with respect to the Offer, other than the Bisco Nominees' stated intention to redeem the Poison Pill (or amend the Rights Agreement to make the rights inapplicable to the Offer), approve the Offer under the Control Share Act and take such other actions and seek or grant such other consents or approvals as may be desirable or necessary to expedite prompt consummation of the Offer, in each case subject to fulfillment of the fiduciary duties that they would have as directors of the Company. Upon their election as directors of the Company, the Bisco Nominees will be entitled to receive director's fees consistent with the Company's past practice.

     Except as disclosed in this Proxy Statement (including Appendix A hereto), none of Bisco nor, to the best of Bisco's knowledge, any of its directors or executive officers or the Bisco Nominees (i) is the, beneficial or record owner of any securities of the Company or any parent or subsidiary thereof or owns such securities beneficially and not of record, (ii) has purchased or sold any of such securities within the past two years, (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Special Meeting, (iv) has been within the past year a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, (v) has engaged in or has a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company's last fiscal year or any currently proposed transaction to which the Company or any of its subsidiaries is a party in which the amount involved exceeds $60,000, or (vi) has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company will or may be a party.

VOTE REQUIRED TO ADOPT DIRECTOR PROPOSALS

   To be adopted, the Director Proposals for the removal of the company's current directors requires the approval of the holders of a majority of the Shares represented in person or by proxy at the Special Meeting. The election of each of Bisco's Nominees requires the approval of a plurality of the votes cast by the holders of the Shares represented in person or by proxy at the Special Meeting and entitled to vote in the election of directors. See "General Information-Voting at the Special Meeting." THE BISCO NOMINEES ARE COMMITTED, SUBJECT TO THE FULFILLMENT OF THE FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS OF THE COMPANY, TO TAKE SUCH STEPS AS ARE NECESSARY TO PERMIT THE OFFER TO PROCEED. BISCO BELIEVES THAT IT IS IN THE BEST INTEREST OF THE SHAREHOLDERS TO ELECT THE BISCO NOMINEES AT THE SPECIAL MEETING, AND RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR PROPOSALS.

                          OTHER MATTERS

     Bisco is not aware of any other matters to come before the Special Meeting. If any other business should come before the meeting, the persons named in the enclosed BLUE proxy will have discretionary authority to vote such proxy in accordance with their best judgment.

_______________, 1997
















         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT

     Set forth below is information regarding Shares owned by (i) those persons owning more than 5% of the outstanding Shares and
(ii) the directors and executive officers of the Company as a group.

[CAPTION]


Name and Address of            Number of        Percentage of
Beneficial Owner             Shares Owned      Common Stock(1)

Glen F. Ceiley (3)            1,066,260              9.7%
c/o Bisco Industries, Inc.
704 W. Southern Avenue
Orange, California 92685

Heartland Advisors, Inc. (2)    900,000              8.2%
709 North Milwaukee Street
Milwaukee, WI 53202

Cerberus Partners, L.P.         700,000              6.0%
950 Third Ave., 20th Floor
New York, New York 10022

All directors and executive
officers as a group
(6 persons) (4)                 458,891              4.1%



_______________

(1) Based on 11,030,000 Shares outstanding as of May 7, 1997, as indicated in the Company's Quarterly Report on Form 10-Q for the Quarter Ended April 2, 1997.

(2) Heartland Advisors, Inc., a registered investment adviser, has reported in a Schedule 13G dated February 12, 1997 and filed with the Commission that it has sole voting and dispositive power with respect to all such Shares.

(3) As of July 15, 1997. Includes (i) 90,970 shares owned directly, (ii) 457,100 shares owned by Bisco, of which Mr. Ceiley is the President and sole stockholder and (iii) 518,190 shares owned by the Bisco Plan, of which Mr. Ceiley is sole trustee. Does not include 15,000 Shares owned by Stephen Catanzaro, an executive officer of Bisco and a Bisco Nominee. See "The Director Proposals-Bisco's Nominees."

(4) As of May 8, 1997. According to the Company's Proxy Materials for the 1997 annual meeting, the Company's directors and executive officers collectively own only 196,641 of the Shares reported as being beneficially owned by them (representing 1.8% of the outstanding Shares). The balance of the Shares reported as being beneficially owned by the directors and executive officers are Shares subject to options exercisable within 60 days after May 8, 1997.




















































                           APPENDIX A
                 Transactions in the Securities
            of the Company Within the Past Two Years

    The following table sets forth information with respect to all beneficial purchases and sales of Shares during the past two years by each of the Bisco Nominees. All transactions involved open market purchases or sales of Shares, except where otherwise noted.


GLEN F. CEILEY (includes transactions of Bisco and the Bisco Plan)


[CAPTION]


Transaction      Number of       Price Per
Date              Shares          Share*      Purchaser/Seller

Purchases

11/2/95            3,000            $0.9687        Mr. Ceiley
11/20/95          12,000              $0.75        Mr. Ceiley
11/20/95          13,000            $0.8125        Bisco Plan
12/13/95             500            $0.7187        Mr. Ceiley
12/14/95           7,400            $0.7187        Mr. Ceiley
12/15/95           4,000            $0.7187        Mr. Ceiley
12/18/95          10,000            $0.7187        Mr. Ceiley
12/19/95           1,500            $0.6875        Bisco
12/21/95          12,000           $0.71875        Bisco
1/3/96             1,500           $0.78125        Bisco Plan
1/4/96             1,200           $0.78125        Bisco Plan
6/14/96              200           $0.65625        Mr. Ceiley
6/17/96            1,000           $0.65625        Mr. Ceiley
6/27/96            5,000            $0.6875        Mr. Ceiley
6/28/96            5,000            $0.6875        Mr. Ceiley
6/28/96            6,000            $0.6562        Bisco Plan
7/1/96             6,000            $0.6562        Bisco Plan
7/1/96             7,000             $0.625        Bisco
7/1/96             5,000            $0.6875        Mr. Ceiley
7/2/96             1,200            $0.6562        Mr. Ceiley
7/3/96             5,000            $0.6562        Mr. Ceiley
7/3/96             5,000             $0.625        Bisco Plan
7/8/96             5,000            $0.6875        Mr. Ceiley
7/8/96             1,100            $0.6562        Mr. Ceiley
7/9/96             6,000             $0.625        Bisco Plan
7/9/96             5,000             $0.625        Bisco
7/9/96             8,000            $0.5937        Bisco
7/10/96              300            $0.6562        Mr. Ceiley
7/11/96              100            $0.6562        Mr. Ceiley
7/16/96            4,500             $0.625        Bisco


GLEN F. CEILEY (continued)

7/16/96            3,500            $0.6562        Mr. Ceiley
7/17/96            1,000            $0.6562        Mr. Ceiley
7/22/96           10,000            $0.6562        Mr. Ceiley
7/24/96              200            $0.5937        Bisco
7/30/96              100            $0.5937        Bisco
7/30/96            4,000            $0.6562        Mr. Ceiley
7/30/96            6,900             $0.625        Bisco Plan
7/31/96            2,000            $0.5937        Bisco
8/2/96             2,000            $0.5937        Bisco
8/9/96             8,000            $0.6562        Mr. Ceiley
8/13/96            5,000            $0.6562        Bisco
8/14/96            4,000            $0.6562        Bisco
8/14/96           10,000             $0.625        Bisco Plan
8/16/96            2,000             $0.625        Mr. Ceiley
8/19/96              200            $0.5937        Bisco
8/26/96            1,500            $0.5937        Bisco
8/29/96            5,000             $0.625        Mr. Ceiley
8/30/96            3,600            $0.5937        Bisco Plan
8/30/96            3,800            $0.5625        Bisco
9/3/96               300            $0.5937        Bisco Plan
9/6/96             1,000            $0.5625        Bisco
9/9/96             2,000            $0.5625        Bisco
9/10/96            3,000            $0.5625        Bisco
9/12/96            2,000            $0.5625        Bisco
9/13/96              500            $0.5625        Bisco
9/17/96              100            $0.5937        Bisco Plan
9/20/96              700            $0.5625        Bisco
9/24/96            3,400            $0.5625        Bisco Plan
9/25/96            2,000            $0.5625        Bisco Plan
10/1/96              200            $0.5312        Bisco
10/18/86          25,000            $0.5312        Bisco Plan
10/23/96           1,100              $0.50        Bisco Plan
10/24/96          50,000              $0.50        Bisco Plan
10/29/96           3,200              $0.50        Bisco
11/1/96           25,000            $0.5312        Bisco Plan
11/5/96              500            $0.5312        Bisco
11/8/96           43,900            $0.5625        Bisco
11/18/96          60,000            $0.5312        Bisco Plan
11/26/96          68,500            $0.5937        Bisco Plan
12/6/96           50,000            $0.5625        Bisco Plan
12/16/96           4,500            $0.5625        Bisco
12/17/96           2,000           $0.59375        Bisco Plan
12/18/96          30,000           $0.65625        Bisco Plan
12/24/96          20,000           $0.65625        Bisco Plan
12/26/96          20,000           $0.59375        Bisco Plan
12/30/96          19,000           $0.65625        Bisco Plan
12/31/96           1,000            $0.5625        Bisco
1/16/97           30,000           $0.59375        Bisco Plan
1/17/97           36,100            $0.5625        Bisco Plan
1/20/97            2,000            $0.5625        Bisco
1/20/97            5,000            $0.5625        Bisco


GLEN F. CEILEY (continued)

1/22/97           35,000           $0.59375        Bisco Plan
3/11/97            9,000             $0.875        Mr. Ceiley
3/12/97            3,000             $0.875        Mr. Ceiley
3/13/97            5,000             $0.875        Mr. Ceiley
3/17/97            6,000             $0.875        Mr. Ceiley
3/19/97           10,000             $0.875        Bisco Plan
4/7/97             5,000              $0.75        Mr. Ceiley
4/9/97             2,500           $0.78125        Bisco Plan
4/9/97               300              $0.75        Mr. Ceiley
5/19/97          330,800  **          $0.90        Bisco

Sales

2/19/97           10,000           $0.71875        Mr. Ceiley
2/19/97           10,000           $0.65625        Bisco Plan
2/19/97            1,600           $0.71875        Bisco Plan
2/19/97            8,400            $0.6875        Bisco Plan
2/20/97           10,000            $0.9375        Bisco Plan
2/20/97           10,000           $0.90625        Mr. Ceiley
2/21/97           10,000           $0.96875        Bisco Plan
2/24/97            4,910           $0.96875        Bisco Plan
2/25/97            8,600              $1.00        Bisco Plan
2/26/97            2,000           $0.96875        Mr. Ceiley
3/20/97            2,500             $0.875        Mr. Ceiley
3/21/97            7,500             $0.875        Mr. Ceiley
3/21/97            1,200             $0.875        Mr. Ceiley
6/10/97              930           $0.78125        Mr. Ceiley
6/12/97            2,000           $0.78125        Mr. Ceiley
7/1/97               500           $0.78125        Mr. Ceiley


______________________

*  Excluding commissions
** Private purchase

STEPHEN CATANZARO

[CAPTION]


Transaction      Number of       Price Per
Date              Shares          Share*       Purchased/Sold

12/4/96            3,000            $0.5625        Purchased
12/13/96           1,700            $0.5625        Purchased
2/3/97             5,000            $0.6562        Purchased
2/20/97            5,300              $1.00        Purchased


______________________
*Excluding commissions




















































                            IMPORTANT

1. If your shares are kept at your brokerage firm or bank, and they are registered in your brokerage firm's or your bank's name, please send back only the Bisco enclosed BLUE proxy card in the special envelope provided by the brokerage firm or bank.

2. If your shares are registered in your own name(s), please sign, date and return the enclosed BLUE proxy card to Garland
    & Associates, Inc. at the address set forth below.

3. Time is critically short. If you have previously signed and returned a proxy card to the Company, for whatever reason, you have every legal right to change your mind. Only your latest dated proxy card will count. You may revoke any earlier proxy card returned to the Company by signing, marking, dating and returning the enclosed BLUE proxy card provided by Bisco.

4. After signing the enclosed BLUE proxy card, please do not sign any further cards sent to you by the Company.

5. If your Family Steak Houses of Florida, Inc. shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a BLUE proxy card to be signed representing your Family Steak Houses of Florida, Inc. shares.

    If you have any questions about giving your proxy or require assistance in voting your Family Steak Houses of Florida, Inc.
shares, please call:

                    Garland Associates, Inc.
                          P.O. Box 3355
                      Grand Central Station
                    New York, New York 10163

                    Toll-Free (800) 455-6034
                               or
                      Collect (212)866-0095













              FAMILY STEAK HOUSES OF FLORIDA, INC.
                 SPECIAL MEETING OF SHAREHOLDERS
              This Proxy is Solicited on Behalf of
                     Bisco Industries, Inc.

    The undersigned holder of Common Stock of Family Steak Houses of Florida, Inc., a Florida corporation (the "Company"), hereby appoints Glen F. Ceiley and Stephen Catanzaro, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned, to act for the undersigned and to vote, as designated below, all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on ___________, 1997, and at any adjournment(s) or postponement(s) thereof. The undersigned hereby revokes any proxy heretofore given with respect to the aforesaid Special Meeting of Shareholders and acknowledges receipt of Bisco Industries, Inc.'s Proxy Statement dated
        , 1997.

    1. PROPOSAL TO REVOKE THE POISON PILL. To amend the Company's bylaws to require the Company to redeem the recently adopted "poison pill" and to require prior shareholder approval for adoption of any "poison pill" or similar plan, agreement, bylaw or other provision in the future.

         /__/ FOR    /__/ AGAINST    /__/ ABSTAIN

    2. CONTROL SHARE PROPOSAL. To amend the Company's bylaws to provide that Florida's Control Share Act will no longer apply to control share acquisitions of the Company's common stock.

         /__/ FOR    /__/ AGAINST    /__/ABSTAIN

    3. REMOVAL OF DIRECTORS. To remove as directors, without cause, Messrs. Joseph M. Glickstein, Jr., Richard M. Gray and Robert J. Martin and any person elected or designated by the Board to fill any vacancy or any newly created directorships.

         /__/ FOR    /__/ AGAINST    /__/ABSTAIN

    4.   ELECTION OF DIRECTORS:

         [ ]  FOR all nominees   [ ]  WITHHOLD AUTHORITY to vote
              listed below            for all nominees listed
                                      below


         Glen F. Ceiley, Stephen Catanzaro and
         _____________________

         (INSTRUCTION: To withhold authority to vote for any individual nominee, mark "[ ] FOR all nominees listed below" and strike a line through that nominee's name in the list above.)

    5.   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
         UPON SUCH OTHER BUSINESS AS MAY BE PROPERLY PRESENTED TO
         THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT
         THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4, 5 AND 6.

BISCO INDUSTRIES, INC. STRONGLY RECOMMENDS THAT YOU VOTE FOR THE
FOREGOING PROPOSALS.  PLEASE DATE, SIGN AND MAIL THIS BLUE PROXY
PROMPTLY, USING THE ENCLOSED ENVELOPE.


    Dated: _________________________, 1997

                             ______________________________________
                             (Signature)


                             ______________________________________
                             (Title or authority, if applicable)


                             ______________________________________
                             (Signature if held jointly)


                             Please sign exactly as name appears
                             on this proxy. If shares are
                             registered in more than one name,
                             the signatures of all such persons
                             are required. A corporation should
                             sign in its full corporate name by a
                             duly authorized officer, stating
                             his/her title. Trustees, guardians,
                             executors and administrators should
                             sign in their official capacity,
                             giving their full title as such. If
                             a partnership, please sign in the
                             partnership name by authorized
                             person. This proxy shall vote all
                             shares to which the signatory is
                             entitled.

     PLEASE MARK, SIGN, DATE AND MAIL YOUR BLUE PROXY TODAY.